UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 31, 2026

(Date of earliest event reported)

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40357	85-3971597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Address of principal executive offices, including Zip Code)

(302) 295-4840

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	MRVL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On March 31, 2026, Marvell Technology, Inc. (the “Company”) completed the issuance and sale of 2,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.002 per share (the “Series A Preferred Stock”), to NVIDIA Corporation (“NVIDIA”), pursuant to a Securities Purchase Agreement, dated as of March 31, 2026 (the “Purchase Agreement”), between NVIDIA and the Company. The shares of Series A Preferred Stock were sold for an aggregate purchase price of $2,000,000,000.00 in cash (the “Transaction”) and are initially convertible in the aggregate into a maximum of 21,778,000 shares of the Company’s common stock, par value $0.002 per share (the “Common Stock”). The shares of Series A Preferred Stock were issued and sold to NVIDIA in a private placement relying upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 as a transaction not involving a public offering.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 31, 2026, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware (the “Certificate of Designation”) in connection with the Transaction. The Certificate of Designation provides for the issuance of up to 2,000,000 shares of Series A Preferred Stock. The following is a description of the material terms of the Certificate of Designation.

Conversion. Each share of Series A Preferred Stock has an initial stated value of $1,000 and will convert into shares of Common Stock at an initial conversion price of approximately $91.8355 per share of Common Stock. The Series A Preferred Stock will be convertible (i) at the option of the holder, subject to, if applicable, the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or (ii) automatically immediately before the closing of a bona fide sale of the Series A Preferred Stock to the Company or a non-affiliate of NVIDIA.

Dividends. Each holder of Series A Preferred Stock will be entitled to receive dividends in the same manner as holders of Common Stock, as determined on an as-converted basis, as if all outstanding shares of Series A Preferred Stock have converted pursuant to the terms of the Certificate of Designation as of immediately prior to the record date of the applicable dividend.

Voting Rights. Other than with respect to the election of directors, for which the Series A Preferred Stock will not be entitled to vote, holders of Series A Preferred Stock will vote together with holders of the Common Stock on an as-converted basis. The Company may not alter or change adversely the powers, preferences or rights of the Series A Preferred Stock or alter or amend the Certificate of Designation without the affirmative vote or consent of a majority of the outstanding shares of Series A Preferred Stock.

Dissolution, Liquidation or Winding Up. In connection with a dissolution, liquidation or winding up of the Company, distributions to the stockholders of the Company will be made among the holders of Series A Preferred Stock and Common Stock pro rata in proportion to number of shares held by each such holder. All shares of Series A Preferred Stock will be treated as if they had been converted to Common Stock pursuant to the terms of the Certificate of Designation immediately prior to such event.

No Preemptive or Redemption Rights. The holders of Series A Preferred Stock have no preemptive or redemption rights.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is filed with this report as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The joint press release, dated March 31, 2026, by the Company and NVIDIA, announcing, among other things, the private placement pursuant to the Purchase Agreement, is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including the accompanying Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filings.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Designation

99.1	Joint Press Release, dated March 31, 2026, by Marvell Technology, Inc. and NVIDIA Corporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVELL TECHNOLOGY, INC.

Date: March 31, 2026	By:	/s/ Mark Casper
Mark Casper
Executive Vice President, Chief Legal Officer and Secretary